                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                 SCHEDULE 13G
                                (Rule 13d-102)

            Information Statement Pursuant to Rules 13d-1 and 13d-2
                   Under the Securities Exchange Act of 1934
                              (Amendment No. __)*


                         Lifestream Technologies, Inc.
      -------------------------------------------------------------------
                               (Name of Issuer)

                        Common Stock, Par Value, $.001
    ------------------------------------------------------------------------
                        (Title of Class of Securities)


                                   53219K101
                          ---------------------------
                                (CUSIP Number)


                                 June 28, 2001
             ----------------------------------------------------
             Date of Event Which Requires Filing of the Statement


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]  Rule 13d-1(b)
[X]  Rule 13d-1(c)
[_]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------                                   ----------------------
  CUSIP No. 53219K101                 13G                   Page 2 of 11 Pages
-----------------------                                   ----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Name RAB Europe Fund Limited
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.
      Cayman Islands
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.   $2,400,000 in principal amount of Convertible Term
                          Notes (convertible into up to 2,400,000 shares of
      OWNED BY            Common Stock)/1 2/
                                        - -
                          Warrants (exercisable into up to 1,200,000 shares of
                          Common Stock)/2/
                                        -
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          See Row 6 above.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      See Row 6 above.
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES /1 2/
10.                                                                         - -
                                                                    [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.   Up TO 9.99% as of the date of filing this statement./2/ (Based on
                                                           -
      20,255,114 shares of Common Stock issued and outstanding as of May 11, 2001, plus the Common Stock issuable upon the conversion of the Convertible Term Notes and the exercise of the Warrants referred to in
      Row 6 above.)
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      CO
------------------------------------------------------------------------------

/1/ Pursuant to the Convertible Term Notes, the Convertible Term Notes are convertible at the rate of 1 share of Common Stock for each $1.00 amount of principal amount of the Convertible Term Notes plus any accrued and unpaid interest and Registration Delay Payments (as defined in the Registration Rights Agreement between the Issuer and the Reporting Person) on such principal amount. Any shares of Common Stock into which any such accrued and unpaid interest or Registration Delay Payments may be converted are not reported as beneficially owned herein.

/2/ Pursuant to the terms of the Convertible Term Notes and the Warrants, the Reporting Person cannot be a "beneficial owner" of more than 9.99% of the Common Stock within the meaning of Rule 13d-1 of the Securities Exchange Act of 1934.

-----------------------                                   ----------------------
  CUSIP No. 53219K101                 13G                   Page 3 of 11 Pages
-----------------------                                   ----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Name RAB Europe Partners LP
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.
      Delaware, U.S.A
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.   $2,400,000 in principal amount of Convertible Term
                          Notes (convertible into up to 2,400,000 shares of
      OWNED BY            Common Stock)/1 2/
                                        - -
                          Warrants (exercisable into up to 1,200,000 shares of
                          Common Stock)/2/
                                        -
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          See Row 6 above.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      See Row 6 above.
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES/1 2/
10.                                                                        - -
                                                                    [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.   Up TO 9.99% as of the date of filing this statement./2/ (Based on
                                                           -
      20,255,114 shares of Common Stock issued and outstanding as of May 11, 2001, plus the Common Stock issuable upon the conversion of the Convertible Term Notes and the exercise of the Warrants referred to in Row 6 above.)
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      PN
------------------------------------------------------------------------------

/1/ Pursuant to the Convertible Term Notes, the Convertible Term Notes are convertible at the rate of 1 share of Common Stock for each $1.00 amount of principal amount of the Convertible Term Notes plus any accrued and unpaid interest and Registration Delay Payments (as defined in the Registration Rights Agreement between the Issuer and the Reporting Person) on such principal amount. Any shares of Common Stock into which any such accrued and unpaid interest or Registration Delay Payments may be converted are not reported as beneficially owned herein.

/2/ Pursuant to the terms of the Convertible Term Notes and the Warrants, the Reporting Person cannot be a "beneficial owner" of more than 9.99% of the Common Stock within the meaning of Rule 13d-1 of the Securities Exchange Act of 1934.

-----------------------                                   ----------------------
  CUSIP No. 53219K101                 13G                   Page 4 of 11 Pages
-----------------------                                   ----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Name RAB Partners Limited
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.
      Cayman Islands
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.   $2,400,000 in principal amount of Convertible Term
                          Notes (convertible into up to 2,400,000 shares of
      OWNED BY            Common Stock)/1 2/
                                        - -
                          Warrants (exercisable into up to 1,200,000 shares of
                          Common Stock)/2/
                                        -
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          See Row 6 above.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      See Row 6 above.
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES/1 2/
10.                                                                        - -
                                                                    [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.   Up TO 9.99% as of the date of filing this statement./2/ (Based on
                                                           -
      20,255,114 shares of Common Stock issued and outstanding as of May 11, 2001, plus the Common Stock issuable upon the conversion of the Convertible Term Notes and the exercise of the Warrants referred to in Row 6 above.)
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      CO
------------------------------------------------------------------------------

/1/ Pursuant to the Convertible Term Notes, the Convertible Term Notes are convertible at the rate of 1 share of Common Stock for each $1.00 amount of principal amount of the Convertible Term Notes plus any accrued and unpaid interest and Registration Delay Payments (as defined in the Registration Rights Agreement between the Issuer and the Reporting Person) on such principal amount. Any shares of Common Stock into which any such accrued and unpaid interest or Registration Delay Payments may be converted are not reported as beneficially owned herein.

/2/ Pursuant to the terms of the Convertible Term Notes and the Warrants, the Reporting Person cannot be a "beneficial owner" of more than 9.99% of the Common Stock within the meaning of Rule 13d-1 of the Securities Exchange Act of 1934.

-----------------------                                   ----------------------
  CUSIP No. 53219K101                 13G                   Page 5 of 11 Pages
-----------------------                                   ----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Name RAB Capital Limited
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.
      United Kingdom
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.   $2,400,000 in principal amount of Convertible Term
                          Notes (convertible into up to 2,400,000 shares of
      OWNED BY            Common Stock)/1 2/
                                        - -
                          Warrants (exercisable into up to 1,200,000 shares of
                          Common Stock)/2/
                                        -
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          See Row 6 above.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      See Row 6 above.
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES/1 2/
10.                                                                        - -
                                                                    [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.   Up TO 9.99% as of the date of filing this statement./2/ (Based on
                                                           -
      20,255,114 shares of Common Stock issued and outstanding as of May 11, 2001, plus the Common Stock issuable upon the conversion of the Convertible Term Notes and the exercise of the Warrants referred to in Row 6 above.)
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      CO
------------------------------------------------------------------------------

/1/ Pursuant to the Convertible Term Notes, the Convertible Term Notes are convertible at the rate of 1 share of Common Stock for each $1.00 amount of principal amount of the Convertible Term Notes plus any accrued and unpaid interest and Registration Delay Payments (as defined in the Registration Rights Agreement between the Issuer and the Reporting Person) on such principal amount. Any shares of Common Stock into which any such accrued and unpaid interest or Registration Delay Payments may be converted are not reported as beneficially owned herein.

/2/ Pursuant to the terms of the Convertible Term Notes and the Warrants, the Reporting Person cannot be a "beneficial owner" of more than 9.99% of the Common Stock within the meaning of Rule 13d-1 of the Securities Exchange Act of 1934.

-----------------------                                   ----------------------
  CUSIP No. 53219K101                 13G                   Page 6 of 11 Pages
-----------------------                                   ----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Name William Philip Richards
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.
      United Kingdom
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.   $2,400,000 in principal amount of Convertible Term
                          Notes (convertible into up to 2,400,000 shares of
      OWNED BY            Common Stock)/1 2/
                                        - -
                          Warrants (exercisable into up to 1,200,000 shares of
                          Common Stock)/2/
                                        -
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          See Row 6 above.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      See Row 6 above.
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES/1 2/
10.                                                                        - -
                                                                    [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.   Up TO 9.99% as of the date of filing this statement./2/ (Based on
                                                           -
      20,255,114 shares of Common Stock issued and outstanding as of May 11, 2001, plus the Common Stock issuable upon the conversion of the Convertible Term Notes and the exercise of the Warrants referred to in Row 6 above.)
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      IN
------------------------------------------------------------------------------

/1/ Pursuant to the Convertible Term Notes, the Convertible Term Notes are convertible at the rate of 1 share of Common Stock for each $1.00 amount of principal amount of the Convertible Term Notes plus any accrued and unpaid interest and Registration Delay Payments (as defined in the Registration Rights Agreement between the Issuer and the Reporting Person) on such principal amount. Any shares of Common Stock into which any such accrued and unpaid interest or Registration Delay Payments may be converted are not reported as beneficially owned herein.

/2/ Pursuant to the terms of the Convertible Term Notes and the Warrants, the Reporting Person cannot be a "beneficial owner" of more than 9.99% of the Common Stock within the meaning of Rule 13d-1 of the Securities Exchange Act of 1934.

-----------------------                                   ----------------------
  CUSIP No. 53219K101                 13G                   Page 7 of 11 Pages
-----------------------                                   ----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Name Michael Alen-Buckley
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.
      United Kingdom
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.   $2,400,000 in principal amount of Convertible Term
                          Notes (convertible into up to 2,400,000 shares of
      OWNED BY            Common Stock)/1 2/
                                        - -
                          Warrants (exercisable into up to 1,200,000 shares of
                          Common Stock)/2/
                                        -
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          See Row 6 above.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      See Row 6 above.
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES /1 2/
10.                                                                         - -
                                                                    [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.   Up TO 9.99% as of the date of filing this statement./2/ (Based on
                                                           -
      20,255,114 shares of Common Stock issued and outstanding as of May 11, 2001, plus the Common Stock issuable upon the conversion of the Convertible Term Notes and the exercise of the Warrants referred to in
      Row 6 above.)
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      IN
------------------------------------------------------------------------------

/1/ Pursuant to the Convertible Term Notes, the Convertible Term Notes are convertible at the rate of 1 share of Common Stock for each $1.00 amount of principal amount of the Convertible Term Notes plus any accrued and unpaid interest and Registration Delay Payments (as defined in the Registration Rights Agreement between the Issuer and the Reporting Person) on such principal amount. Any shares of Common Stock into which any such accrued and unpaid interest or Registration Delay Payments may be converted are not reported as beneficially owned herein.

/2/ Pursuant to the terms of the Convertible Term Notes and the Warrants, the Reporting Person cannot be a "beneficial owner" of more than 9.99% of the Common Stock within the meaning of Rule 13d-1 of the Securities Exchange Act of 1934.

-----------------------                                   ----------------------
  CUSIP No: 53219K101                 13G                   Page 8 of 11 Pages
-----------------------                                   ----------------------

Item 1(a)  Name of Issuer: Lifestream Technologies, Inc.

Item 1(b)  Address of Issuer's Principal Executive Offices:

           510 Clearwater Loop, Suite 101
           Post Falls, Idaho 83854

Item 2(a)  Name of Person Filing
Item 2(b)  Address of Principal Business Office
Item 2(c)  Citizenship

           RAB Europe Fund Limited
           P.O. Box 265 GT
           Walker House
           Mary Street
           George Town, Grand Cayman
           Cayman Islands company

           RAB Europe Partners LP
           c/o RAB Capital Limited
           No. 1 Adam Street
           London W2CN 6LE
           United Kingdom
           Delaware limited partnership

           RAB Partners Limited
           P.O. Box 265 GT
           Walker House
           Mary Street
           George Town, Grand Cayman
           Cayman Islands company

           RAB Capital Limited
           No. 1 Adam Street
           London W2CN 6LE
           United Kingdom
           United Kingdom company

           William Philip Richards
           No. 1 Adam Street
           London W2CN 6LE
           United Kingdom
           United Kingdom citizen

           Michael Alen-Buckley
           No. 1 Adam Street
           London W2CN 6LE
           United Kingdom
           United Kingdom citizen

Item 2(d)  Title of Class of Securities:

           Common Stock, par value $.001 per share

Item 2(e)  CUSIP Number: 53219K101

-----------------------                                   ----------------------
  CUSIP No: 53219K101                 13G                   Page 9 of 11 Pages
-----------------------                                   ----------------------

Item 3    If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or
          (c), check whether the person filing is a:

          (a)   [__]   Broker or dealer registered under Section 15 of the
                       Exchange Act;

          (b)   [__]   Bank as defined in Section 3(a)(6) of the Exchange Act;

          (c)   [__]   Insurance company as defined in Section 3(a)(19) of the
                       Exchange Act;

          (d)   [__]   Investment company registered under Section 8 of the
                       Investment Company Act;

          (e)   [__]   An investment adviser in accordance with Rule 13d-
                       1(b)(1)(ii)(E);

          (f)   [__]   An employee benefit plan or endowment fund in accordance
                       with Rule 13d-1(b)(1)(ii)(F);

          (g)   [__]   A parent holding company or control person in accordance
                       with Rule 13d-1(b)(ii)(G);

          (h)   [__]   A savings association as defined in Section 3(b) of the
                       Federal Deposit Insurance Act;

          (i)   [__]   A church plan that is excluded from the definition of an
                       investment company under Section 3(c)(14) of the Investment Company Act;

          (j)   [__]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

          If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

Item 4    Ownership:

          RAB Europe Fund Limited
          RAB Europe Partners LP
          RAB Partners Limited
          RAB Capital Limited
          William Philip Richards
          Michael Alen-Buckley

   (a)    Amount beneficially owned:

          $2,400,000 in principal amount of Convertible Term Notes (convertible into up to 2,400,000 shares of Common Stock) 1/ 2/
                                                        -   -

          Warrants (exercisable into up to 1,200,000 shares of Common Stock) 2/
                                                                             -

-----------------------                                  -----------------------
  CUSIP No: 53219K101                 13G                  Page 10 of 11 Pages
-----------------------                                  -----------------------

   (b)    Percent of Class:

          Up to 9.99% as of the date of filing this statement. 2/  (Based on
                                                              -
          20,255,114 shares of Common Stock issued and outstanding as of May 11, 2001, plus the Common Stock issuable upon the conversion of the Convertible Term Notes and the exercise of the Warrants referred to in
          Item 4(a) above.)

   (c)    Number of shares as to which such person has:

          (i)   sole power to vote or to direct the vote:  0

          (ii)  shared power to vote or to direct the vote: See item (a) above.

          (iii) sole power to dispose or to direct the disposition of:  0

          (iv) shared power to dispose or to direct the disposition of: See item (a) above.

   1/     Pursuant to the Convertible Term Notes, the Convertible Term Notes are
   - convertible at the rate of 1 share of Common Stock for each $1.00 amount of principal amount of the Convertible Term Notes plus any accrued and unpaid interest and Registration Delay Payments (as defined in the Registration Rights Agreement between the Issuer and the Reporting Persons) on such principal amount. Any shares of Common Stock into which any such accrued and unpaid interest or Registration Delay Payments may be converted are not reported as beneficially owned herein.

   2/     Pursuant to the terms of the Convertible Term Notes and the Warrants,
   - the Reporting Persons cannot be the "beneficial owners" of more than 9.99% of the Common Stock within the meaning of Rule 13d-1 of the Securities Exchange Act of 1934.

Item 5      Ownership of Five Percent or Less of a Class:
                Not Applicable.

Item 6      Ownership of More than Five Percent on Behalf of Another Person:
                Not Applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:
                Not Applicable.

Item 8      Identification and Classification of Members of the Group:
                Not Applicable.

Item 9      Notice of Dissolution of Group:
                Not Applicable.

Item 10     Certification:

   By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

-----------------------                                  -----------------------
  CUSIP No: 53219K101                 13G                  Page 11 of 11 Pages
-----------------------                                  -----------------------

   After reasonable inquiry and to the best of its knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

   Dated this 9th day of July, 2001

RAB EUROPE FUND LIMITED                             RAB EUROPE PARTNERS LP

By: RAB Capital Limited, its Investment Manager     By: RAB Partners Limited, its General Partner

    By: /s/ William Philip Richards                     By: /s/ William Philip Richards
        ---------------------------                         ---------------------------
        William Philip Richards, Managing                   William Philip Richards, Director
        Director

RAB PARTNERS LIMITED                                RAB CAPITAL LIMITED

By: /s/ William Philip Richards                     By: /s/ William Philip Richards
    ---------------------------                         ---------------------------
    William Philip Richards, Director                   William Philip Richards, Managing Director

WILLIAM PHILIP RICHARDS                             MICHAEL ALEN-BUCKLEY

/s/ William Philip Richards                         /s/ Michael Alen-Buckley
---------------------------                         ------------------------